Exhibit 99.1

                           Frequently Asked Questions
                               September 23, 2008


Is my money safe?

     |X| Your contract with American Equity is safe and backed by over $13 billion of predominantly high quality assets.

How much money have I lost in my American Equity contract?

     |X| Not one single dollar. Money used to purchase an American Equity annuity contract is never exposed to stock market or bond losses.

What is going to happen to the money allocated to the Lehman Aggregate and Lehman Treasury index strategies?

     |X| The crediting strategies that use the "Lehman Aggregate Bond Index" and the "Lehman Treasury Index" are not affected by the financial situation of Lehman Brothers. These indexes are benchmarks for the calculation of your annual interest credit on the premium allocated to this crediting strategy. They do not represent investments in Lehman itself or in the bonds included within the Lehman Indexes. American Equity's assets back your contract value and the addition of annual interest using any of the indexed interest rates offered under the terms of your contract. Should either of the Lehman Indexes cease to be published, American Equity will substitute another bond index or other appropriate alternative.

Is my American Equity Fixed Indexed Annuity still a good place to have my money during these upheavals on Wall Street?

     |X| The "crisis" on Wall Street amplifies the advantages of owning your American Equity Fixed Indexed Annuity. The indexed interest rates in each of your contract's crediting strategies only use positive changes in the index you select as a basis for determining your annual interest credit. Your contract value never goes down because we never pass index "losses" through to you. You never have a negative index credit, and your annual index credit is never less than zero. This is why we say, "We sell sleep insurance".

Is American Equity affiliated with AIG?

     |X|  No

Is American Equity invested in mortgage/sub-prime mortgages?

     |X| American Equity does not have any investments in sub-prime mortgages. A portion of American Equity's investment portfolio is commercial mortgages that we have underwritten ourselves. None of these mortgages or our Mortgage Backed Securities ("MBS") are in default or past due. To make this point clear, American Equity went on public record when it filed with the SEC an 8K, "Report of unscheduled material events or corporate event" on Nov. 15, 2007. The material facts in that filing remain the same today. You can find the filing on our web site, www.american-equity.com, click on "Investor Relations", then click on "SEC Filings".


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Is American Equity in financial trouble? How stable is American Equity?

     |X|  American Equity is sound and stable.

     |X| One example of American Equity's stability is the fact that most of the management team has been together over 20 years running American Equity and another insurance company. This same management group owns a meaningful portion of outstanding American Equity stock.

     |X| Another example of our stability is the fact that more than 73% of American Equity's investments are rated A or higher and 17% is in commercial mortgages. Again none of our commercial mortgages are past due or delinquent.

Why won't American Equity fall into the same situation as AIG and Lehman
Brothers?

     |X| American Equity has not taken the risks associated with questionable mortgage loans and other assets that apparently caused firms to incur large losses. Some companies chose to take more risk with its investments and incurred larger than expected losses on property and casualty business due to hurricanes in the South, floods in the Midwest and fires in the West. American Equity does not write property and casualty insurance and our investment philosophy is very conservative.

What does American Equity invest in?

     |X| American Equity intentionally has a conservative investment strategy that focuses on high quality credit assets. We invest primarily in financial instruments that are highly rated by rating agencies like Moody's.

     |X| American Equity does not have any investments in sub-prime mortgages. A portion of American Equity's investment portfolio is commercial mortgages that we have underwritten ourselves. None of these mortgages are in default or past due.

     |X| You may go to our web site, www.american-equity.com, and click on "Investor Relations", then click on "Investor Presentations" for more information.


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